SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                                SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. _____)

Filed by the registrant  [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
     [ ]  Preliminary Proxy Statement             [ ] Confidential, For Use
     [X]  Definitive Proxy Statement                  of the Commission
     [ ]  Definitive Additional Materials             Only (as permitted
     [ ]  Soliciting Material Pursuant to             by Rule 14a-6(e)(2)
          Rule 14a-11(c) or Rule 14a-12

                               99 Cents Only Stores
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                (Name of Registrant as Specified in Its Charter)

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 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X]  No Fee Required
     [ ]  Fee computed on table below per Exchange Act
          Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transactions applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

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     (4)  Proposed maximum aggregate value of transaction:

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[ ]  Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

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


                           99 CENTS ONLY STORES

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD MAY 20, 1997



To the Shareholders:

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders (the "Meeting") of 99 Cents Only Stores (the "Company") will be held at the Company's offices located at 4000 Union Pacific Avenue, City of Commerce, California at 10:00 a.m. on Tuesday, May 20, 1997 for the following purposes:

     1. To elect eight directors of the Company, each to serve until the next Annual Meeting of Shareholders and until his or her successor is elected;

     2. To transact such other business as may properly come before the Meeting and any adjournment(s) thereof.

     Only shareholders of record of the Company at the close of business on March 31, 1997 are entitled to notice of and to vote at the Meeting and adjournments or postponements thereof.

     All shareholders are cordially invited to attend the Meeting in person. However, to ensure your representation at the Meeting, you are urged to mark, sign and return the enclosed Proxy as promptly as possible in the postage pre-paid envelope enclosed for that purpose. Any shareholder attending the Meeting may vote in person, even though he or she has returned a Proxy.

     The right to vote your shares of Common Stock at the Annual Meeting is an important one. We urge you to cast your vote. You should vote in person or by proxy regardless of the number of shares of Common Stock you hold. We would like to see at least 99% of the Common Stock represented in person or by proxy at the Annual Meeting.


                                   By Order of the Board of Directors,

                                   Eric Schiffer
                                   Assistant Corporate Secretary
City of Commerce, California
April 5, 1997

TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR AT DIFFERENT ADDRESSES, EACH CARD SHOULD BE COMPLETED AND RETURNED.

                           99 CENTS ONLY STORES
                         4000 UNION PACIFIC AVENUE
                    CITY OF COMMERCE, CALIFORNIA 90023
                              (213) 980-8145

                       ____________________________

                              PROXY STATEMENT
                      ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD TUESDAY, MAY 20, 1997

                               INTRODUCTION


     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors (the "Board") of 99 Cents Only Stores, a California corporation (the "Company" or "99 Cents Only Stores"), for use at the 1997 Annual Meeting of Shareholders (the "Meeting") to be held at the Company's offices at 4000 Union Pacific Avenue, City of Commerce, California, on Tuesday, May 20, 1997, commencing at 10:00 a.m. (with pre-meeting activities at 8:00 a.m.), and at all postponements and adjournments thereof.

     It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to shareholders on or about April 5, 1997.

     At the Meeting, the shareholders of the Company will vote upon (i) the election of eight directors for a term of one year; and (ii) such other matters as may properly come before the Meeting and any and all adjournments and postponements thereof.

     A Proxy for use at the Meeting is enclosed. Any shareholder who executes and delivers such Proxy has the right to revoke it at any time before it is exercised by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Subject to such revocation, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the Proxy holders in accordance with the instructions on the Proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted (i) in favor of the election of the nominees for director set forth herein, and (ii) if any other business is properly presented at the Meeting, in accordance with the recommendations of the Board of Directors.

     The expenses of preparing, assembling, printing and mailing this Proxy Statement and the materials used in the solicitation of Proxies will be borne by the Company. It is contemplated that the Proxies will be solicited through the mails, but officers, directors and regular employees of the Company may solicit Proxies personally. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the Proxy materials to shareholders whose stock in the Company
is held of record by such entities.   In addition, the Company may use the
services of individuals or companies it does not regularly employ in connection with the solicitation of Proxies if management determines it advisable.

                             VOTING PROCEDURES

     It is the policy of the Company that proxy cards, ballots, and voting tabulations that identify shareholders be kept confidential from the Company unless such disclosure is: (i) necessary to meet applicable legal requirements or to assert or defend claims by or against the Company; (ii) expressly requested by a shareholder (and then disclosure shall be limited to that particular shareholder's vote); or (iii) made during a contested proxy solicitation. The tabulators and inspectors of the election, who are appointed by the Company's Board, are independent of the Company and are not Company associates.

     The close of business on March 31, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and any postponements or adjournments thereof. At the record date, 14,816,635 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), were outstanding. The Common Stock is the only outstanding class of securities entitled to vote at the Meeting. At the record date, the Company had approximately 3,100 shareholders of record. A shareholder is entitled to cast one vote for each share of Common Stock held on the record date on all matters to be considered at the Meeting. Abstentions and shares held by brokers that are prohibited from exercising discretionary authority will be counted as present for the purposes of determining if a quorum is present.

     Directors are elected by the affirmative vote of the majority of the votes cast. Shareholders may not cumulate their votes. The eight candidates receiving the highest number of votes will be elected. In tabulating the votes, broker non-votes will be disregarded and have no effect on the outcome of the vote.

                           ELECTION OF DIRECTORS

     In accordance with the Bylaws of the Company, 99 Cents Only Stores' directors are elected at each Annual Meeting of Shareholders and hold office until the next election of directors and until their successors are duly elected. The Bylaws of the Company provide that the Board of Directors shall consist of no fewer than seven and no more 11 members as determined from time to time by the Board of Directors. Directors may be removed only with cause by the vote of a majority of the shareholders then entitled to vote.

    Unless otherwise instructed, the Proxy holders will vote the Proxies received for the nominees named below. If any nominee is unable or unwilling to serve as a director at the time of the Meeting or any adjournment thereof, the Proxies will be voted for such other nominee(s) as shall be designated by the current Board of Directors to fill any vacancy. The Company has no reason to believe that such nominees will be unable or unwilling to serve if elected as directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED BELOW.

     The Board of Directors proposes the election of the following nominees as directors:

                                David Gold
                                Howard Gold
                               Eric Schiffer
                                 Jeff Gold
                            William O. Christy
                               Marvin Holen
                               Ben Schwartz
                             Lawrence Glascott


     If elected, each nominee is expected to serve until the 1998 Annual Meeting of Shareholders. The affirmative vote of a majority of the shares present in person or represented by Proxy at the Meeting and voting on the election of the directors is required for the election of the above-named nominees.

                                MANAGEMENT

INFORMATION WITH RESPECT TO NOMINEES AND EXECUTIVE OFFICERS.

     The following table sets forth certain information with respect to the nominees and the executive officers of the Company as of March 31, 1997.

NAME                        AGE       POSITION
----                        ---       --------

NOMINEES:
David Gold                  64        President, Chief Executive
                                      Officer and Director
Howard Gold                 37        Senior Vice President of
                                      Distribution and Director
Eric Schiffer               36        Senior Vice President Finance
                                      and Operations, Treasurer and
                                      Director
Jeff Gold                   29        Senior Vice President of Real
                                      Estate and Information
                                      Systems and Director
William O. Christy          65        Director
Marvin Holen                67        Director
Ben Schwartz                79        Director
Lawrence Glascott           62        Director
OTHER EXECUTIVE OFFICERS:
Helen Pipkin                54        Senior Vice President of
                                      Wholesale Operations

     The executive officers of the Company are appointed by and serve at the discretion of the Board of Directors. David Gold is the father of Howard Gold and Jeff Gold and the father-in-law of Eric Schiffer.

     DAVID GOLD has been a director, President and Chief Executive Officer of the Company since the founding of the Company in 1965. Mr. Gold has over 40 years of retail experience and 20 years of wholesale experience.

     HOWARD GOLD has been a director of the Company since 1991. He joined the Company in 1982 and has served in various managerial capacities. He currently serves as Senior Vice President of Distribution. Mr. Gold received his B.S. degree from the University of California at Los Angeles in 1984.

     ERIC SCHIFFER has been a director of the Company since 1991. He joined the Company in 1992 and served in various managerial capacities. He currently serves as Senior Vice President Finance and Operations and Treasurer. Prior to joining the Company, from 1987 to 1992, he was employed by Oxford Partners, a venture capital firm. Mr. Schiffer received his B.S.E. degree from Duke University in 1983 and his M.B.A. from Harvard Business School in 1987.

     JEFF GOLD had been a director of the Company since 1991. He joined the Company in 1984 and has served in various managerial capacities since 1989. He currently serves as Senior Vice President of Real Estate and Information Systems. Mr. Gold received his B.A. degree from the University of California at Berkeley in 1989.

     WILLIAM O. CHRISTY had been a director of the Company since 1992. He was President and Chief Executive Officer of Certified Grocers of California from 1977 to 1990 where he spent the majority of his career. He has served on numerous trade association boards including the executive committee of the National Grocers Association Board and Chairman of the Merchant and Manufacturer Association Board.

     MARVIN L. HOLEN has been a director of the Company since 1991. He is an attorney and in 1960 founded the law firm of Van Petten & Holen. He served on the Board of the Southern Californian Rapid Transit District from 1976 to 1993 (six of those years as the Board's President). He also served on the Board of Trustees of California Blue Shield from 1972 to 1978, on the Board of United California Savings Bank from 1992 to 1994 and on several other corporate, financial institution and philanthropic boards of directors.

     BEN SCHWARTZ has been a director of the Company since 1993. He was Chairman of Foods Company Markets, a supermarket chain, from 1980 until it was acquired in 1987 by Boys Markets. Prior thereto, he served for many years as its president. He has also served on the Board of Directors of Certified Grocers of California including four years as Chairman. Additionally, Mr. Schwartz sits on a number of industry trade boards, including the Food Marketing Institute (FMI).

     LAWRENCE GLASCOTT has been a director of the Company since October, 1996. He was the former Vice President - Finance of Waste Management International. Prior thereto, Mr. Glascott was a partner at Arthur Andersen LLP and was the Arthur Andersen LLP partner in charge of the 99 Cents Only Stores account for six years. Additionally, Mr. Glascott was in charge of the Los Angeles based Arthur Andersen LLP Enterprise Group practice for over 15 years.

     HELEN PIPKIN joined the Company in 1991 and serves as Senior Vice President of Wholesale Operations. Prior to joining the Company, from 1985 through 1991, Ms. Pipkin served as Controller and Manager of Wholesale and Import Operations of Cobra Associated International, a wholesaler of variety merchandise. She was an owner, Vice President and Controller of Markell Imports.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors held a total of eight meetings during the fiscal year ended December 31, 1996. The Board of Directors has an Audit Committee and a Compensation Committee. During the fiscal year ended December 31, 1996, each director during the term of his tenure, attended all meetings of the Board of Directors held. Each director also attended all meetings of the committees of the Board of Directors on which he served.

     The Audit Committee met two times and the Compensation Committee met one time during the fiscal year ended December 31, 1996. The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent accountants, discussing the scope and results of the audit with the accountants, discussing the Company's financial accounting and reporting principles and the adequacy of the internal audits with management and reviewing and evaluating the Company's accounting policies and internal accounting controls. The Compensation Committee reviews and approves the compensation of officers and key employees, including the granting of awards under the Company's stock incentive plan. See "Report of the Compensation Committee on Executive Compensation" attached to this Proxy Statement as Exhibit "A." Currently, the members of the Audit Committee are Messrs. Glascott, Christy and Schwartz and the members of the Compensation Committee are Messrs. Christy, Holen and Glascott. The Company does not have a standing nominating committee.

COMPENSATION OF DIRECTORS

     Each Director who is not an officer of or otherwise employed by the Company (an "Outside Director") receives an automatic annual grant of a non-qualified option to purchase 3,000 shares of Common Stock with a per share exercise price equal to the fair market value of a share of the Company's Common Stock on the date of grant. In addition, each Outside Director is entitled to receive $1,000 per month, plus $500 for each board meeting attended plus $150 for each committee meeting attended on a day when no board meeting is held, or $250 for each committee meeting attended as committee chairperson.

CERTAIN RELATIONSHIPS

     The Company was treated as an S corporation from its inception through April 30, 1996. David Gold, Chief Executive Officer and President of the Company, Sherry Gold, David Gold's wife, Howard Gold, Senior Vice President of Distribution and Director, Karen Schiffer, daughter of David Gold and wife of Eric Schiffer, an officer and director, and Jeff Gold, Senior Vice President of Real Estate and Information Systems and Director (collectively, the "Pre-Offering Shareholders"), owned all of the outstanding Common Stock prior to the Company's initial public offering of its Common Stock completed in May 1996. Eric Schiffer, Senior Vice President Finance and Operations, Treasurer and Director, is the beneficial owner of certain of these shares. For 1993, 1994 and 1995, the Company made aggregate S corporation distributions to its shareholders of $10.2 million, $5.6 million and $11.2 million, respectively. In January and April 1996, the Company made additional cash distributions to the Pre-Offering Shareholders in an aggregate amount of $5.0 million. In March 1996 and April 1996, the Company distributed dividends aggregating $35.5 million to the Pre-Offering Shareholders in the form of notes. Further, in May 1996, the Company declared a dividend payable in the aggregate amount of $4.4 million in connection with the termination of the Company's S corporation status. These notes and dividends were paid in May 1996.

     The Company and the Pre-Offering Shareholders have entered into a tax indemnification agreement (the "Tax Agreement") relating to their respective income tax liabilities. The Tax Agreement generally provides that if an adjustment is made to the taxable income of the Company for a year in which it was treated as an S corporation, the Company will indemnify the Pre-Offering Shareholders and the Pre-Offering Shareholders will indemnify the Company against any increase in the indemnified party's income tax liability (including interest and penalties and related costs and expenses), with respect to any tax year to the extent such increase results in a related decrease in the income tax liability of the indemnifying party for that year. The Company will also indemnify the Pre-Offering Shareholders for all taxes imposed upon them as the result of their receipt of an indemnification payment under the Tax Agreement. Any payment made by the Company to the Pre-Offering Shareholders pursuant to the Tax Agreement may be considered by the Internal Revenue Service or state taxing authorities to be non-deductible by the Company for income tax purposes.

     As of March 31, 1997, the Company leased 13 of its 45 store locations and a parking lot associated with one of these stores from the Pre-Offering Shareholders or their affiliates. David Gold and his wife Sherry Gold own one store location through a partnership in which they hold a 75% interest. Nine store locations are owned by HKJ Gold., Inc., a California corporation, the shareholders of which are Howard Gold, Karen Schiffer and Jeff Gold, the three children of David and Sherry Gold. Included in the nine stores is a site currently leased by the Company which was purchased by HKJ Gold, Inc. on March 21, 1997. Howard Gold and Jeff Gold are also officers and directors of the Company. David Gold, Sherry Gold, Howard
Gold, Karen Schiffer and Jeff Gold, together, through a partnership (Au
Zone Investments #2, L.P., a California limited partnership), also indirectly own three store locations and a parking lot rented to one store location. The Company has entered into a lease for one additional store scheduled to open in 1997. Howard Gold, Jeff Gold, Karen Schiffer and Eric Schiffer, who is also an officer of the Company, together are the landlord of this property. Annual rental expense for the facilities owned by the Pre-Offering Shareholders or their affiliates was approximately $1.5 million, $1.6 million and $1.8 million in 1994, 1995 and 1996, respectively. The Company believes that these leases and contracts are no less favorable to the Company than those an unrelated party would have provided after arm's-length negotiations. In the future, the Company does not intend to enter into real estate transactions with the Pre-Offering Shareholders or their affiliates, except with respect to the renewal or modification of existing leases and occasions where such transactions are determined to be in the best interests of the Company. The Pre-Offering Shareholders have agreed that neither they nor their affiliates will pursue any future real estate opportunity that could be utilized by the Company as a store or warehouse location unless it is unanimously rejected by the Outside Directors. Moreover, all future real estate transactions between the Company and the Pre-Offering Shareholders or their affiliates will require the unanimous approval of the Outside Directors and a determination by the Outside Directors that such transactions are the equivalent of negotiated arm's-length transaction with a third party. There can be no guarantee that the Company and the Pre-Offering Shareholders or their affiliates will be able to agree on renewal terms for the properties currently leased by the Company from the Pre-Offering Shareholders, or, if such terms are agreed to, that the Outside Directors will approve such terms.

     The Company pays the premium on a "split-dollar" life insurance agreement with David Gold and Sherry Gold. See "Executive Compensation." Under a collateral assignment agreement, the premiums paid by the Company will be reimbursed to the Company out of death benefit proceeds at the death of both shareholders. The Company has recorded a receivable of $165,000 from an affiliated entity in its balance sheets as of December 31, 1996 for the present value, not to exceed the cash surrender value of the policy, based on mortality table, of the premiums paid through December 31, 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company has no interlocking relationships involving any of the members of its Compensation Committee which would be required by the Securities and Exchange Commission (the "Commission") to be reported in this Proxy Statement, and no officer employee of the Company serves on its Compensation Committee.


REPORT OF THE COMPENSATION COMMITTEE

     The Report of the Compensation Committee of the Board of Directors of the Company, describing the compensation policies and the compensation philosophy of the Company's executive compensation policy and certain determinations with respect to bonuses and stock option grants for the year ended December 31, 1996, is attached to this Proxy Statement as Exhibit "A."


STOCK OPTION PLAN

     In March 1996, the Company and the Pre-Offering Shareholders adopted the Company's 1996 Stock Option Plan (the "Stock Option Plan"), which provides for the issuance of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended and non-qualified stock options to purchase an aggregate of up to 1,000,000 shares of the Common Stock of the Company. Of these, approximately 500,000 shares are reserved for issuance upon exercise of options previously granted under the Stock Option Plan. The Stock Option Plan permits the grant of options to officers, employees, directors and consultants of the Company.

     The Stock Option Plan is administered by the Compensation Committee. Each option is evidenced by written agreement in a form approved by the Compensation Committee. No options granted under the Stock Option Plan are transferable by the optionee other than by will or by the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee.

     Under the Stock Option Plan, the exercise price of an incentive stock option must be at least equal to 100% of the fair market value of the Common Stock on the date of grant (110% of the fair market value in the case of options granted to an employee who holds more than ten percent (a "Ten Percent Holder") of the voting power of Company's capital stock on the date of grant). The exercise price of a non-qualified stock option must be not less than the par value of a share of the Common Stock on the date of grant. The term of an incentive or non-qualified stock option is not to exceed ten years (five years in the case of an incentive stock option granted to a Ten Percent Holder). The Committee has the discretion to determine the vesting schedule and the period required for full exercisability of stock options. However, in no event can the Compensation Committee shorten such period to less than six months. Upon exercise of any option granted under the Stock Option Plan, the exercise price may be paid in cash, and/or such other form of payment as may be permitted under the applicable option agreement, including, without limitation, previously owned shares of Common Stock.

                          PRINCIPAL SHAREHOLDERS

     The following table sets forth as of March 31, 1997, certain information relating to the ownership of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock, (ii) each of the Company's directors, (iii) the Chief Executive Officer and each of the other persons who during the year ended December 31, 1996 were among the four most highly compensated officers of the Company (collectively, the "Named Executive Officers") and (iv) all of the Company's executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has the sole voting and investment power with respect to the shares owned. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act'). Under this Rule, certain shares may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment power). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date. The address of each individual listed is in care of the Company, 4000 Union Pacific Avenue, City of Commerce, California 90023.

                                      NUMBER OF SHARES     PERCENT OF CLASS
                                      ----------------     ----------------
David Gold (1) (6)                       6,950,393               49.0  %
Sherry Gold (2) (6)                      6,950,393               49.0
Howard Gold (3) (6)                      4,272,529               30.1
Jeff Gold (4) (6)                        4,272,529               30.1
Eric and Karen Schiffer (5) (6)          4,275,529               30.1
Au Zone Investments #3, LLC (6)          3,276,615               23.1
William O. Christy (7)                       2,500                 --
Marvin Holen (8)                             6,000                 --
Ben Schwartz (9)                            16,000                 --
Lawrence Glascott                              500                 --
Helen Pipkin (10)                            6,000                 --
All of the Company's executive
officers and directors as a group        9,960,635               67.2  %
(11 persons) (6) (11)


(1) Includes 1,836,889 shares owned by Sherry Gold, David Gold's spouse, and 3,276,615 shares controlled through Au Zone Investments #3, LLC, a California limited liability company ("Au Zone").

(2) Includes 1,836,889 shares owned by David Gold, Sherry Gold's spouse, and 3,276,615 shares controlled through Au Zone.

(3) Includes 3,276,615 shares controlled through Au Zone and 3,000 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before May 30, 1997.

(4) Includes 3,276,615 shares controlled through Au Zone and 3,000 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before May 30, 1997.

(5) Includes 3,276,615 shares controlled through Au Zone and 6,000 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before May 30, 1997.

(6) Au Zone is the general partner of Au Zone Investments #2, L.P., a California limited partnership (the "Partnership"). The Partnership is the registered owner of 3,276,615 shares of Common Stock. The limited partners of the Partnership are David Gold, Sherry Gold, Howard Gold, Jeff Gold and Karen Schiffer. Each of the limited partners of the Partnership owns a 20% interest in Au Zone.

(7) Includes 2,000 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before May 30, 1997.

(8) Includes 3,000 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before May 30, 1997.

(9) Includes 1,000 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before May 30, 1997

(10) Includes 5,000 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before May 30, 1997

(11) Includes (i) 1,836,889 shares owned by Sherry Gold, the spouse of David Gold, (ii) 3,276,615 shares controlled through Au Zone and (iii) 23,000 shares of Common Stock reserved for issuance upon exercise of stock options which are or will become exercisable on or before May 30, 1997.

                          EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows, as to the Named Executive Officers, information concerning all compensation paid for services to the Company in all capacities during the last three fiscal years or accrued within the current fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION
                                                -------------------

                                                          LONG TERM
                                                         COMPENSATION
                                                        -------------
     NAME AND         FISCAL                             STOCK OPTION       ALL OTHER
PRINCIPAL POSITION     YEAR       SALARY       BONUS      AWARDS (1)     COMPENSATION(2)
------------------    ------      -------      -----     ------------   ----------------
David Gold,            1996       $175,000        -            -            $324,000
Chairman of the        1995         65,000                                   317,000
Board, President       1994         62,500                                   311,000
and Chief Executive
Officer

Helen Pipkin,          1996        125,000     $25,000       15,000              -
Senior Vice            1995        104,000      20,000
President Wholesale    1994        104,000      20,000
Operations

Jeff Gold              1996        120,000        -           9,000              -
Senior Vice            1995         52,000
President Real         1994         52,000
Estate and
Information Systems
                                                                                 -
Howard Gold            1996        120,000        -           9,000
Senior Vice            1995         52,000
President              1994         52,000
Distribution

Eric Schiffer          1996        120,000        -           9,000              -
Senior Vice            1995         52,000
President Finance      1994         52,000
and Operations,
Treasurer
______________


(1) All numbers reflect the number of shares of Common Stock subject to options granted to the named officers during the fiscal year.
(2) Represents life insurance premiums on policies (one of which is "split dollar" insuring the lives of David and Sherry Gold and automobile insurance premiums on policies insuring David Gold's automobile. See "Management -- Certain Transactions." Commencing May 23, 1996, the Company ceased paying David Gold's automobile insurance, which payments were approximately $2,000 per year.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding grants of stock options made during the fiscal year ended December 31, 1996 to the Named Executive Officers:



                        OPTION GRANTS IN LAST FISCAL YEAR


                               INDIVIDUAL GRANT
                               ----------------
               NUMBER OF     PERCENT OF    EXERCISE
                SHARES      TOTAL OPTIONS   OR BASE
              UNDERLYING     GRANTED TO      PRICE                  POTENTIAL REALIZABLE
                OPTIONS     EMPLOYEES IN      PER    EXPIRATION       VALUE AT ASSUMED
    NAME      GRANTED (2)  FISCAL YEAR (3)   SHARE      DATE       ANNUAL RATES OF STOCK
    ----      -----------  ---------------   -----      ----       PRICE APPRECIATION FOR
                                                                       OPTION TERM (1)
                                                                   ----------------------
                                                                      5%           10%
                                                                      --           ---
David Gold         -       -               -              -            -            -
Helen Pipkin     15,000    3.3%           $10.99       5/1/06    $  103,672   $ 262,728
Jeff Gold         9,000    2.0             10.99       5/1/01        62,203      157,636
Howard Gold       9,000    2.0             10.99       5/1/01        62,203      157,636
Eric Schiffer     9,000    2.0             10.99       5/1/01        62,203      157,636

_________________
(1) The potential realizable value is based on the assumption that the common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These amounts are calculated pursuant to the applicable requirements of the Securities and Exchange Commission and do not represent a forecast of the future appreciation of the Company's Common Stock.
(2) All of the options set forth in this chart were granted for a term of 5 years.
(3) Options covering an aggregate of 449,375 shares were granted to eligible employees during fiscal year ended December 31, 1996.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS

     The following table sets forth, for each of the Named Executive Officers, certain information regarding the value of options held at December 31, 1996. None of the Named Executive Officers exercised options during the fiscal year ended December 31, 1996.

              AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION VALUES


                          NUMBER OF SHARES           VALUE OF ALL
                       UNDERLYING UNEXERCISED         UNEXERCISED
                          OPTIONS AT FISCAL      IN-THE-MONEY OPTIONS
                              YEAR-END          AT FISCAL YEAR-END (1)
                              --------          ----------------------
                            EXERCISABLE/             EXERCISABLE/
      NAME                  UNEXERCISABLE            UNEXERCISABLE
      ----                  -------------            -------------
   David Gold                     -                        -
   Helen Pipkin               0/15,000                 0/$80,775
   Jeff Gold                   0/9,000                  0/48,465
   Howard Gold                 0/9,000                  0/48,465
   Eric Schiffer               0/9,000                  0/48,465

_________________
(1) Based upon the last reported sale price of the Common Stock on the NYSE on December 31, 1996 ($16.375) less the option exercise price.

SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who own more that ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Commission. Executive officers, directors, and greater-than-ten percent shareholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that, during the year ended December 31, 1996, all relevant Section 16(a) filing requirements were complied with.

STOCK PERFORMANCE GRAPH

     The following graph sets forth the percentage change in cumulative total shareholder return on the Company's common stock during the period from the date of the Company's public registration of May 23, 1996 to December 31, 1996, compared with the cumulative returns of the S&P 500 Index and the published retail industry index. Comparison assumes $100 was invested on May 23, 1996, in 99 Cents Only Stores common stock and in each of the foregoing indices. Past performance shown for 99 Cents Only Stores common stock is not necessarily indicative of future performance.

                      COMPARISON OF CUMULATIVE RETURN
         AMONG 99 CENTS ONLY STORES, THE S & P SMALLCAP 600 INDEX
                        AND THE RUSSELL 2000 INDEX


GRAPH DATA
----------

                            May 23, 1996    June-96   September-96  December-96
99 CENTS ONLY STORES             100           88          88            103
S&P SMALLCAP 600 INDEX           100           96          99            104
RUSSELL 2000 INDEX               100           92          96            101

                      [PERFORMANCE GRAPH APPEARS HERE]

                         PROPOSALS OF SHAREHOLDERS

     A proper proposal submitted by a shareholder for presentation at the Company's 1998 Annual Meeting and received at the Company's executive officers no later than December 6, 1997, will be included in the Company's Proxy Statement and form of Proxy relating to the 1998 Annual Meeting.

                      INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP, independent certified public accountants, were selected by the Board of Directors to serve as independent auditors of the Company for the fiscal year ended December 31, 1996 and have been selected by the Board of Directors to serve as independent auditors for the fiscal year ending December 31, 1997. Representatives of Arthur Andersen LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they desire to do so and will respond to appropriate questions from shareholders.

                               OTHER MATTERS

     The Board of Directors is not aware of any matter to be acted upon at the Meeting other than described in this Proxy Statement. Unless otherwise directed, all shares represented by the persons named in the accompanying Proxy will be voted in favor of the proposals described in this Proxy Statement. If any other matter properly comes before the Meeting, however, the Proxy holders will vote thereon in accordance with their best judgment.

                       ANNUAL REPORT TO SHAREHOLDERS

     This Proxy Statement is accompanied by or has been preceded by the Annual Report of the Company for its fiscal year ended December 31, 1996. The Annual Report is not incorporated into this Proxy Statement and is not to be deemed a part of the soliciting material.

                            REPORT ON FORM 10-K


     THE COMPANY UNDERTAKES, UPON WRITTEN REQUEST, TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON FROM WHOM THE ACCOMPANYING PROXY IS SOLICITED A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, BUT EXCLUDING EXHIBITS THERETO. REQUESTS SHOULD BE ADDRESSED TO 99 CENTS ONLY STORES, 4000 UNION PACIFIC AVENUE, CITY OF COMMERCE, CALIFORNIA 90023, ATTN: CHIEF FINANCIAL OFFICER.

Dated: April 5, 1997

                                   ON BEHALF OF THE BOARD OF DIRECTORS


                                   Eric Schiffer
                                   Assistant Corporate Secretary

                                                                EXHIBIT "A"

                   REPORT OF THE COMPENSATION COMMITTEE
                         IN EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors had furnished the following report on employee compensation. Such report shall not be deemed to be incorporated by reference by any general statement incorporated by reference this Proxy Statement into any filing under the Securities Act of 1993 as amended or under the Securities Exchange Act of 1934, as amended except to the extent that 99 Cents Only Stores specifically incorporates the report by reference, and shall not otherwise be deemed solicitation material or be deemed filed under such Acts.

     The Compensation Committee of the Board of Directors is responsible for the review and administration of the Company's various compensation plans, including base salaries for officers, the Company's stock option plan, and annual bonus plan.

     The Company's executive compensation structure is designed to provide a base salary at the mid-range of salaries of comparable companies plus a performance based bonus comprising a significant portion of overall compensation so as to allow executives to earn total compensation at a competitive range if warranted by performance. The Company also provides long-term compensation in the form of non-qualified stock options.

     The performance measure which generates the executive bonus pool is derived from the Company's annual performance against plan. The annual plan each year is developed on the basis of overall financial guidelines set by senior management. Utilizing these guidelines, sales and operating income goals are set and comprise the overall Company annual budget goals after administrative and support costs are factored added to the plan. The Board of Directors formally reviews and approves the actual results as compared to the annual plan after any suggested changes have been incorporated.

     From the annual performance, a bonus performance matrix is developed with two variables consisting of the store sales increases over previous year sales and operating income goals. On the basis of the Company's performance in these two areas on the matrix, a bonus pool for employees eligible for participation in the pool. The individual bonus targets for executives range from 0% to 25% of their base salary depending on the level of responsibly.

     With respect to other employees, including the Named Officers, the bonus pool is funded by the Company performance matrix, but payout from the pool is based upon individual performance goals. These goals vary depending on the responsibilities of the individual. Payout is made on the basis of an assessment of the achievements of each individual during the year with respect to the individual goals and overall individual performance. As indicated above, target bonus for this group ranges from 0% to 25% of base compensation.

     Base of all officers are evaluated annually based upon compensation for similar positions in competitive companies, but also on the basis of financial and strategic goals of the Company as well as Company performance. Comparative salary data is reviewed for both other peer companies throughout the country as well as other companies in the region so as to maintain a competitive salary package. Compensation paid for comparable positions in companies is included in the survey along with industry data available through other sources. On the basis of these surveys and other information available to it, the Company believes that its salaries are fair.

                                                         William O. Christy
                                                            Marvin L. Holen
                                                          Lawrence Glascott
                                                           January 28, 1997

                              99 ONLY STORES
                         4000 UNION PACIFIC AVENUE
                        CITY OF COMMERCE, CA 90023

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby constitutes and appoints Eric Schiffer or Andrew Farina, with full power of substitution, the proxy of the undersigned, to attend the 1997 Annual Meeting of Stockholders of 99 CENTS ONLY STORES (the "Company") to be held at the Company's offices on May 20, 1997 at 10:00
A.M. local time, and all adjournments thereof, to vote all shares of Common Stock of the Company which the undersigned may be entitled to vote upon the following matters:

                (Please Sign and Date on the Reverse Side)

[X]Please mark your
   votes as in this
   example.

                 FOR   WITHHELD   Nominees:   David Gold           The undersigned hereby revokes
1. Election of   [ ]     [ ]                  Howard Gold          any other proxy to vote at such
   directors                                  Jeff Gold            Meeting and hereby ratifies and
                                              Eric Schiffer        confirms all that said proxies,
                                              William O. Christy   and each of them, may lawfully
                                              Marvin Holen         do by virtue hereof.  With
                                              Ben Schwartz         respect to matters not known at
                                              Lawrence Glascott    the time of solicitation hereof,
                                                                   said proxies are authorized to
                                                                   vote in accordance with their
                                                                   best judgment.

For, except vote withheld from the following nominee(s)

----------------------------------------------------------
The Board of Directors recommends a vote FOR the nominees

SIGNATURE(S)                                    DATE
              -----------------------------           -----------------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      please give full title as such. I hereby revoke all proxies heretofore given by me to vote at said meeting or any adjournment thereof.